Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Freshpet, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-200936) on Form S-8 of Freshpet, Inc. of our report dated March 14, 2016, with respect to the consolidated balance sheets of Freshpet Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Freshpet, Inc.

/s/   KPMG LLP

Short Hills, New Jersey
March 14, 2016